Exhibit 99.1

Alto Neuroscience Reports Third Quarter 2024 Financial Results and Recent Business Highlights

– Topline data from two MDD trials expected in the first half of 2025: Phase 2b trial of ALTO-300 as an adjunctive treatment and Phase 2a trial of ALTO-203 in patients with anhedonia –

– Additional Phase 2 studies ongoing: ALTO-101 in schizophrenia and ALTO-100 as an adjunctive treatment in bipolar depression –

– Key learnings from ALTO-100 Phase 2b MDD trial including clinically meaningful effect observed in a pre-specified secondary analysis and evidence of stratification using the pre-specified enrichment biomarker in patients with confirmed drug compliance –

– Strong cash position of approximately $182 million is expected to fund planned operations into 2027, and through at least four additional clinical study readouts –

Mountain View, Calif., November 12, 2024 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today reported financial results for the third quarter ended September 30, 2024, and highlighted recent corporate progress.

“We have sharpened our clinical focus, which we expect will propel us forward to multiple near-term milestones, including MDD readouts anticipated in the first half of 2025 for ALTO-300 and ALTO-203,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “While we were disappointed that the ALTO-100 Phase 2b study did not achieve the primary outcome, there are important findings within the data, which we believe will enable us to enhance the likelihood of success with our other ongoing clinical studies. We are encouraged by the potential benefit of ALTO-100, as demonstrated in the adjunctive population, and of our biomarker approach in patients with confirmed drug compliance, showing that enrichment resulted in a meaningful difference and greater improvement in patients with the cognitive biomarker. I am proud of our team for completing this study—which we believe was the first large-scale, double-blind, biomarker driven trial in psychiatry—and plan to incorporate learnings from this data set across our other programs. With a strong cash runway into 2027, we are well positioned to drive forward our differentiated pipeline, targeting unique, biomarker-defined patient populations.”

Third Quarter 2024 and Recent Business Highlights

ALTO-100: Phase 2b in Bipolar Depression ongoing, reported topline data from Phase 2b MDD study.

ALTO-100, a first-in-class, oral small molecule believed to work through enhancing neural plasticity, is in development for mood disorders.
•In October 2024, the Company reported topline results in a Phase 2b trial evaluating ALTO-100 as a treatment for major depressive disorder (MDD). The cognitive biomarker-defined MDD (biomarker positive) patient group treated with ALTO-100 did not demonstrate a statistically significant improvement in depressive symptoms compared to placebo in the overall modified intention to treat (mITT) population (n=196 biomarker-positive, including those receiving ALTO-100 or placebo as a monotherapy or adjunctive to an antidepressant to which they had an inadequate response). ALTO-100 continued to demonstrate a favorable safety and tolerability profile, with no new safety signals observed in this study. Overall, placebo response was well-managed and the biomarker did not enrich for a larger placebo response in the study.
◦In a pre-specified analysis of biomarker positive patients taking ALTO-100 or placebo adjunctively to a stable background antidepressant (n=61), ALTO-100 demonstrated a clinically meaningful effect compared to placebo at week 6 (Cohen’s d=0.47, p=0.09). The pre-specified analysis of this population was not powered to achieve statistical significance.

◦In the Phase 2b trial there was a higher-than-anticipated level of non-compliance with taking study medication in the monotherapy group, which was not evident in the adjunctive treatment group.
◦In a subset of patients that had evidence of taking ALTO-100 through blood sample analysis, the patients with the ALTO-100 cognitive biomarker demonstrated a greater improvement than those without the biomarker.
•Alto does not currently intend to advance ALTO-100 in MDD.
•ALTO-100 is currently being evaluated as an adjunctive treatment in a Phase 2b study in bipolar depression with topline data expected in 2026.

ALTO-300 (agomelatine): Enrollment on track in Phase 2b adjunctive MDD trial.

ALTO-300, an oral, small molecule designed to act as a melatonin agonist and 5-HT2C antagonist, is being developed as an adjunctive treatment in the United States for patients with MDD, characterized by an EEG biomarker. Agomelatine is an approved antidepressant medication in Europe and Australia, but has not been approved in the United States.
•Enrollment in the Phase 2b MDD trial remains on track with topline data expected in the first half of 2025.
◦The double-blind, placebo-controlled, randomized study is expected to enroll 200 patients characterized by an EEG biomarker signature. Patients will receive ALTO-300 or placebo in addition to a background antidepressant, to which they have had inadequate response, over a 6-week treatment period. The primary outcome is the change from baseline in MADRS score. This study builds on positive results from Alto’s completed Phase 2a trial and data from completed trials of agomelatine by other sponsors that demonstrated effects on depression symptoms.
◦Approximately 50% of patients with MDD are estimated to be positive for the ALTO-300 EEG biomarker.

ALTO-203: Enrollment on track in Phase 2 proof-of-concept MDD trial.

ALTO-203, a novel, oral small molecule designed to uniquely act as a histamine H3 inverse agonist, is being developed for the treatment of MDD associated with increased levels of anhedonia.
•Enrollment in the Phase 2 proof-of-concept (POC) trial in MDD patients with higher levels of anhedonia remains on track with topline data expected in the first half of 2025.
◦Alto expects to enroll approximately 60 patients in the study, which consists of two sequential double-blind, placebo-controlled treatment periods with two dose levels of ALTO-203 as a monotherapy. In the first period, patients will receive a single-dose of ALTO-203 or placebo, and the outcome measure is designed to evaluate pharmacodynamic effects. An acute change in positive emotion will be assessed by the alertness and mood components of the Bond-Lader Visual Analog Scale (BL-VAS), an established scale of subjective emotion also used in a prior Phase 1 trial of ALTO-203. In the second period, patients will receive ALTO-203 or placebo once daily over a 28-day treatment period to evaluate the clinical activity and safety of ALTO-203. The study is powered based on the outcomes being evaluated in the first period. The clinical outcomes, e.g., MADRS, are not powered to detect statistical significance.

ALTO-101: Phase 2 proof-of-concept CIAS trial ongoing, topline data on track for 2H 2025.

ALTO-101, a brain-penetrant PDE4 inhibitor designed as a novel transdermal formulation, is being developed for the treatment of Cognitive Impairment Associated with Schizophrenia (CIAS). Through this unique formulation, ALTO-101 is designed to retain the desired brain effects shown with the oral formulation and avoid tolerability challenges and adverse effects known to be associated with PDE4 inhibitors.
•Topline data from the Phase 2 POC trial is expected by the end of 2025. The Phase 2 POC trial consists of a cross-over, double-blind, placebo-controlled, dose-escalating treatment with ALTO-101 and Alto expects to enroll approximately 70 adults with schizophrenia. The primary outcome in the study is the effect of ALTO-101 on theta band activity, the EEG measure shown to be best related to CIAS in replicated analyses of large schizophrenia datasets. Objective cognitive performance will also be evaluated.

Upcoming Milestones and Events

Near-Term Expected Milestones
•1H 2025 — ALTO-300 Phase 2b MDD trial topline data
•1H 2025 — ALTO-203 Phase 2 MDD trial topline data
•2H 2025 — ALTO-101 Phase 2 CIAS trial topline data
•2026 — ALTO-100 Phase 2b bipolar depression trial topline data

Upcoming Conferences
•Members of the Company’s management team are expected to present at the following upcoming conferences:
◦Stifel 2024 Healthcare Conference: fireside chat on Monday, November 18, 2024 at 3:00 pm ET
◦Jefferies London Healthcare Conference: fireside chat on Wednesday, November 20, 2024 at 3:00 pm GMT
◦International Pharmaco-EEG Society (IPEG): November 21-24, 2024
◦American College of Neuropsychopharmacology (ACNP): December 8-11, 2024

Third Quarter 2024 Financial Highlights

Cash Position: As of September 30, 2024 the Company had cash, cash equivalents, and restricted cash of approximately $182 million.

The Company expects its cash balance to support planned operations into 2027.

R&D Expenses: Research and development expenses for the quarter ended September 30, 2024 were $13.1 million, as compared to $8.0 million for the same period in 2023. The increase was primarily attributable to costs associated with the Phase 2b clinical studies for ALTO-100 and ALTO-300, and the Phase 2 POC studies for ALTO-203 and ALTO-101.

G&A Expenses: General and administrative expenses for the quarter ended September 30, 2024 were $5.8 million, as compared to $1.8 million for the same period in 2023. The increase was primarily attributable to costs associated with higher headcount to support expanded clinical development efforts, growing operational requirements, and costs associated with operating as a public company. The increase in personnel costs includes $0.9 million of non-cash stock-based compensation expense.

Net Loss: The Company incurred a net loss of $16.8 million for the quarter ended September 30, 2024, as compared to $9.1 million for the quarter ended September 30, 2023.

About Alto Neuroscience
Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in depression, PTSD, schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “look forward,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates; Alto’s business strategy, financial position and the sufficiency of its financial resources to fund its operations through expected milestones; and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

Availability of Information on Alto’s Website
Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

ALTO NEUROSCIENCE, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$13,060	$7,967	$36,196	$20,648
General and administrative	5,826	1,751	15,417	5,396
Total operating expenses	18,886	9,718	51,613	26,044
Loss from operations	(18,886)	(9,718)	(51,613)	(26,044)
Other income (expense):
Interest income	2,500	714	6,716	1,611
Interest expense	(349)	(363)	(1,042)	(1,014)
Change in fair value of warrant liability	—	226	(243)	359
Change in fair value of Convertible Grant Agreement	(48)	—	(48)	—
Total other income (expense), net	2,103	577	5,383	956
Net loss	$(16,783)	$(9,141)	$(46,230)	$(25,088)
Other comprehensive loss
Foreign currency translation	(6)	(10)	(16)	(40)
Total other comprehensive loss	(6)	(10)	(16)	(40)
Comprehensive loss	$(16,789)	$(9,151)	$(46,246)	$(25,128)
Net loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(2.44)	$(1.94)	$(6.75)
Weighted-average number of common shares outstanding, basic and diluted	26,959	3,742	23,878	3,717

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	December 31,
	2024	2023
Cash, cash equivalents, and restricted cash	$182,201	$82,548
Total assets	191,608	86,628
Total liabilities	26,556	16,823
Accumulated deficit	(123,195)	(76,965)
Investor Contact:
Nick Smith
investors@altoneuroscience.com

Media Contact:
Mari Purpura
media@altoneuroscience.com